Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TruBridge, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	1,850,000	$24.52	$45,362,000	$0.0001531	$6,945

Total Offering Amounts					$45,362,000		$6,945

Total Fee Offsets							$—

Net Fee Due							$6,945

(1)

This registration statement (this “Registration Statement”) registers the issuance of an additional 1,850,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of TruBridge, Inc. (the “Registrant”), which are issuable pursuant to the TruBridge, Inc. Second Amended and Restated 2019 Incentive Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such indeterminate number of additional shares of Common Stock as may be issued in connection with stock splits, stock dividends, recapitalizations or other similar transactions or pursuant to the anti-dilution provisions of the Plan.

(3)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of the Registrant’s Common Stock reported on the NASDAQ Global Select Market as of a date (May 8, 2025) within five business days prior to the filing of this Registration Statement on Form S-8.